Exhibit 10.24
December 13, 2005
Steven Mayer
Dear Steve:
Confirming the Agreement reached with the Board of Directors regarding your separation from employment with Human Genome Sciences, Inc. (“HGS” or “Company”) and your pursuit of a new professional opportunity with CoGenesys, HGS offers you the following terms contingent upon your agreement with the terms set forth below:
1)	You have elected to resign from your position as Chief Financial Officer effective December 12, 2005, but you will remain employed by HGS through December 31, 2005. You will be paid your salary through December 31, 2005. Effective January 1, 2006, you will begin to serve as a consultant to HGS. During this period, you will make yourself reasonably available to provide advice on real estate transactions, financial transactions, and assistance related to transition of CFO duties, it being understood and agreed that (i) such services shall be provided at times and places reasonably agreeable to the parties, taking into account your business and personal schedule and (ii) it is anticipated that you will dedicate approximately 20% of your time each month to consulting on behalf of HGS.
2)	In exchange for your agreement to provide consulting services pursuant to Section 1 hereof, HGS agrees to pay you commencing January 1, 2005 bi-weekly through June 30, 2006 a sum equivalent to two weeks of your current annual base salary. No withholdings or deductions will be taken or made from any monies paid to you for consulting services and HGS will issue a Form 1099 at the end of 2006 reflecting all payments made to you pursuant hereto. In addition, you will be eligible to receive a bonus award for 2005 calculated to be 40% of your estimated 2005 earnings. This bonus will amount to $137,523.00 and will be paid on or before December 31, 2005. In addition:
a)	Following your termination date, at your election, you will be permitted to continue to participate in the HGS medical, dental, and vision care plans under COBRA. Your rights under COBRA begin as of January 1, 2006 and will be communicated separately through our third party administrator, Conexis. The Company will reimburse you for the cost of COBRA continuation coverage through June 30,

2006. HGS will reimburse you either monthly or in total at the end of the 6 month COBRA period for which reimbursement will be made.

b)	Your participation in the 401(k) Plan, including the HGS match and the life and ADD insurance plans terminate effective December 31, 2005. Any vested rights that you currently have in the 401(k) Plan shall not be affected by this Agreement.

c)	Your vacation leave accrual ceases effective December 31, 2005. Payment for all accrued, unused vacation leave will be made in the next payroll run.

d)	You will be credited, as of December 31, 2005 with 6 months of additional vesting service under all outstanding equity awards made to you under the Company’s Stock Incentive Plans so that such equity awards will have a vested status as of December 31, 2005 as that which they would otherwise have had on June 30, 2006, under each applicable vesting schedule had your employment with the Company continued uninterrupted through June 30, 2006.

e)	Your right to exercise all outstanding stock options, to the extent vested (including the acceleration of vesting described in the preceding paragraph), will be extended to the earlier of the original ten-year-term expiration date of the applicable option agreement or December 31, 2006. Any vested stock options that are not exercised by 5:00 p.m. Eastern Time on the earlier of the original ten-year-term expiration date of the applicable option agreement or December 31, 2006, shall expire at that time and shall no longer be exercisable thereafter.

f)	You will be reimbursed for all ordinary and necessary reasonable business related expenses incurred by you prior to December 31, 2005. You must submit your request for reimbursement for these expenses, accompanied by proper documentation, to me on or before January 10, 2006.

g)	You acknowledge and agree that the terms set forth above include compensation and benefits to which you are not otherwise entitled. Furthermore, you acknowledge that, except as expressly set forth herein, you are entitled to no other or further compensation, remuneration or benefits from HGS.
3)	In exchange and as consideration for the promises and undertakings set forth above, you agree as follows:
a)	You acknowledge that by reason of your position with the Company you have been given access to trade secrets and confidential information. You agree that you will comply with the terms of the Employee Confidential Information, Invention and Non-Competition Agreement you have signed with the Company, the terms of which are incorporated herein, and agree to return to the Company and, except as set forth on Exhibit A, shall not take, copy or disclose in any form or manner, any tangible work product belonging to HGS.

Except as set forth on Exhibit A, you also agree that you will not remove any tangible property of HGS from the Company’s premises. Not later than December 31, 2005 and except as set forth on Exhibit A, you will return to HGS all Company property in your possession or control. You agree not to delete any information, files or any other materials from HGS’ computer systems or any computer owned by HGS other than in the ordinary course. You further understand pursuant to your Employee Confidential Information, Invention and Non-Competition Agreement with the Company that you have assigned and are obligated to assign any inventions made by you at the Company and are further obligated to execute patent documents related to such inventions and hereby agree to execute all such documents.

b)	You recognize the need for HGS to maintain continued harmonious relationships with its workforce, the public, the scientific community, the regulatory authorities, and the business community. Therefore, you agree that you will not make any public statement or any private statement to any HGS employee, customer, potential customer, investor, potential investor, business analyst or any other person or entity doing business or likely to do business with HGS, disparaging HGS or criticizing its operations, personnel, or employment practices. HGS agrees that neither it nor any member of its Board of Directors or any officer will make any public statement or private statement to any business analyst, or person or entity actually or potentionally doing business or likely to do business with you or any entity with which you are associated (whether as a customer, investor, employee or consultant) disparaging you. Both parties agree that neither he, it or they will make or publish any communication that reflects adversely upon the reputation of the other party.

c)	You hereby forever release, waive, discharge and covenant not to sue HGS, its directors, officers, agents and employees (in their individual and/or representative capacities), affiliates, subsidiaries, successors and assigns (collectively, the “Releasees”) relating to any claims, demands, charges, suits and causes of action, whether known or unknown, up to the effective date of this Agreement that are in any way whatever related to your employment by, or termination of employment with, HGS and its affiliates, which you have or may have against any of the Releasees to the greatest extent permitted by law; provided that this release shall not apply to, and you shall not be considered to have released any, (i) claims for accrued compensation and benefits; or (ii) claims arising under this Agreement, THIS IS INTENDED TO BE A GENERAL RELEASE.

You expressly agree not to join in, encourage or voluntarily assist others in the filing or pursuit of a lawsuit or claim against the Releasees that is related to your employment by, or termination of employment with, HGS, provided that nothing in this paragraph shall preclude you from complying with your legal obligations as described in Paragraph 3(c) above. You agree not to provide any aid or assistance of any type, other than testimony required by subpoena, to any person or entity who has filed or who seeks to file or prosecute any grievance, claim, complaint or lawsuit against the Releasees. You further agree that in the event that you are asked or required by subpoena to provide testimony to any person or entity who has filed or who seeks to file or prosecute any grievance, claim, charge, complaint or lawsuit against the Releasees, to provide written notice of such request or subpoena to HGS’ General Counsel, James H. Davis, in writing, at 14200 Shady Grove Road, Rockville, MD 20850, within five business days of the date you are aware that you have received such request or subpoena. If any individual or entity brings a lawsuit or other claim against any of the Releasees on behalf of you or a class of which you are a part, involving any matter released hereby, you agree not to seek or accept any damages or other personal relief in such proceeding.

You agree that, in the event the Releasees are or becomes a party or witness to any actual or threatened legal proceeding regarding any matter which arose or occurred during the term of your employment with HGS, you shall make yourself reasonably available (taking into account your personal and business schedule) to and cooperate with HGS and its counsel in such proceedings.

The foregoing release, waiver and covenant not to sue pertains to, but is not limited to, claims arising under: federal, state and local statutes, ordinances and regulations prohibiting employment discrimination (including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, as amended; the Older Worker Benefit Protection Act (“OWBPA”); Title VII of the Civil Rights Act, as amended; the Fair Labor Standards Act, and the Americans with Disabilities Act); the Employee Retirement Income Security Act of 1974, as amended; and any and all other federal, state and local statutes, cases, authorities or laws (including common law) providing a cause of action that can be the subject of a release under applicable law. Nothing in this release shall be construed to waive any claims that cannot be waived as a matter of law.

d)	You agree that (i) your continued failure to materially abide by the consulting provisions contained in paragraph 1 and (ii) your intentional or reckless failure to comply with the nondisparagement provision of Paragraph 3(b) above, shall release HGS from honoring any outstanding obligations owed to you under this Agreement, among whatever other relief may be available under the terms of this Agreement and at law or in equity.

e)	In executing this Agreement, you affirm that you are competent and understand and accept the nature, terms, and scope of this Agreement as fully and totally resolving any differences and disputes between you and HGS concerning the circumstances of your employment and your termination from employment. You further affirm that your decision to execute this Agreement is entirely voluntary, and that you have done so without any pressure or undue influence by HGS or its representatives or agents.

4)	The parties mutually understand and agree that by executing this Agreement, the Releasees are not admitting any violation of your rights under statutory or common law or any contract or Agreement entered into with HGS.
5)	If any provision of this Agreement is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the Agreement and shall not affect the validity or enforceability of the remaining provisions. This Agreement shall be deemed to have been made and entered into in Maryland and shall in all respects be interpreted, enforced and governed by the laws of Maryland, without giving effect to the conflicts of laws provisions thereof.
6)	This Agreement shall be binding upon the parties hereto and their respective heirs, personal representatives, successors, and assigns.
7)	Any controversy or claim arising out of, or relating to, this Agreement shall first be discussed informally between you and the Company in an attempt to resolve the matter. If you and the Company are unable to resolve the matter, then any controversy or claim arising out of, or relating to, this Agreement shall be submitted to mandatory private mediation and then, if necessary, to final and binding private arbitration in accordance with the rules and procedures of the American Arbitration Association National Rules for the Resolution of Employment Disputes (“AAA Rules”). It is agreed that the procedures set forth in this paragraph will be the exclusive, final, and binding means for the resolution of any disputes arising out of or relating to this Agreement, except as provided below in Paragraph 8. It is further agreed that any proceedings initiated pursuant to this provision will be brought in Washington, D.C. The parties shall share the costs of the mediation/arbitration process, with the Company paying three-quarters and you paying one-quarter. Each party shall be responsible for paying their own attorneys’ fees incurred with regard to such mediation/arbitration.
8)	You acknowledge and agree that a breach by you of any of the provisions of Paragraph 3 of this Agreement will cause immediate and irreparable injury to the Company, for which injury there is no adequate remedy at law. Accordingly, Paragraph 7 of this Agreement notwithstanding, you agree that in the event of such breach or threatened breach, the Company will be entitled to an immediate injunction by a court of competent jurisdiction to prevent and restrain such breach, with the losing party being required to pay the costs and attorneys’ fees incurred by the other in bringing or defending, as applicable, any court action or arbitration claim relating to such actual or threatened breach of said paragraphs. You expressly agree to waive the requirement for HGS to post a bond in any such injunction action and you expressly agree to submit to the jurisdiction of the courts of the State of Maryland for any injunction proceeding brought pursuant to this provision.
9)	You shall be indemnified for actions or inactions occurring during your employment with HGS and its affiliates to the fullest extent permitted by Delaware law and HGS’s by-laws as in effect on the date hereof.

10)	You and HGS agree that this Agreement, consisting of seven (7) pages, supersedes any previous agreements between the parties, provided that the Employee Confidential Information, Invention and Non-Competition Agreement, and any and all other confidentiality, intellectual property, and non-compete agreements signed by you and HGS shall survive this Agreement and shall remain in full force and effect after your separation from HGS and are incorporated herein. You agree that in executing this Agreement, you do not rely on any statement or promise by HGS or any of its agents or employees, other than what is written in this Agreement. This Agreement may be modified only by a written document signed by both you and the CEO of HGS. You acknowledge that this Agreement is a full and accurate embodiment of the understanding between the parties.
11)	The parties, intending to be legally bound by this Agreement, each execute it without coercion and with knowledge of the nature and consequences of its terms and conditions.
12)	You acknowledge that you have been given the opportunity to consider this Agreement for up to twenty-one (21) days. You also acknowledge that you have been advised in writing to consult an attorney about this Agreement and that you have had a fair and full opportunity to do so. Your signature on this Agreement prior to the expiration of this period evidences your intent to knowingly and voluntarily waive this review period.
13)	You may revoke this Agreement within seven (7) days, following its execution by notifying the General Counsel of HGS, James H. Davis, in writing, at 14200 Shady Grove Road, Rockville, MD 20850. If the Agreement is revoked, it is null and void. In any event, the Agreement does not become effective until the seven (7) day revocation period expires. After that time, if there has been no written revocation, this Agreement shall be fully effective, enforceable and irrevocable.
14)	You understand that your obligation to comply with the Employee Confidential Information, Invention and Non-Competition Agreement that you signed upon commencing employment with HGS will continue, regardless of whether or not you accept this Agreement.

If you agree with these terms, please sign this Agreement below and return it to me by January 3, 2006. Your signature will confirm that you are entering into this Agreement voluntarily and with a full understanding of all of the above terms. No changes in this Agreement will be valid unless in writing and signed by both parties.
Sincerely,
/s/ Susan Bateson McKay
Susan Bateson McKay
Senior Vice President, Human Resources
On Behalf of HGS and the Releasees
I HAVE READ THE FOREGOING OFFER AND I FULLY UNDERSTAND ITS TERMS. I AM SIGNING THIS AGREEMENT FREELY AND VOLUNTARILY, HAVING BEEN GIVEN A FULL AND FAIR OPPORTUNITY TO CONSIDER IT AND CONSULT WITH ADVISORS OF MY CHOICE.

READ AND AGREED TO:	Subscribed and sworn to before me
this 13th day of December 2005.

/s/ Rose Hadidian
Rose Hadidian
Notary Public State of Maryland
/s/ Steven C. Mayer Steven Mayer

Date___December 13, 2005___

EXHIBIT A
Notwithstanding anything to the contrary contained herein or in any other agreement between you and HGS, including the Employee Confidential Information, Invention and Non-Competition Agreement between the parties, the parties agree that you may retain the following items:
Laptop computer provided by HGS
Fax and copy machine(s) provided by HGS
Personal property in your office
Rolodex or other lists of contacts
Information regarding your compensation and benefits
Employment agreements, equity award agreements or copies of other agreements related to your employment by HGS or its affiliates
Documents or information described in CoGenesys documentation
In addition, you shall be given access to your HGS e-mail account until June 30, 2006 to provide continuity for you and support of HGS through your consulting arrangement.